

                               COUNTRYWIDE CREDIT INDUSTRIES, INC. AND SUBSIDIARIES
                       EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                           (Dollar amounts in thousands)



The following table sets forth the ratio of earnings to fixed charges of the Company for the five fiscal years ended February 28, 1997 computed by dividing net fixed charges (interest expense on all debt plus the interest element
(one-third) of operating leases) into earnings (income before income taxes and fixed charges).


                                                             For Fiscal Years Ended February 28(29),
                                          ------------ -- ------------- -- ------------ -- ------------- -- -------------
                                             1997             1996            1995             1994             1993
                                          ------------    -------------    ------------    -------------    -------------
Net earnings                               $257,358        $195,720          $88,407         $179,460         $140,073
Income tax expense                          164,540         130,480           58,938          119,640           93,382
Interest charges                            316,705         281,573          205,464          219,898          128,612
Interest portion of rental expense            7,420           6,803            7,379            6,372            4,350
                                          ------------    -------------    ------------    -------------    -------------

Earnings available to cover
  fixed charges                            $746,023        $614,576         $360,188         $525,370         $366,417
                                          ============    =============    ============    =============    =============

Fixed charges
  Interest charges                          316,705         281,573          205,464          219,898          128,612
  Interest portion of rental expense          7,420           6,803            7,379            6,372            4,350
                                          ------------    -------------    ------------    -------------    -------------

      Total fixed charges                  $324,125        $288,376         $212,843        $226,270          $132,962
                                          ============    =============    ============    =============    =============

Ratio of earnings to fixed charges              2.30            2.13             1.69            2.32            2.76
                                          ============    =============    ============    =============    =============